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------                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                        ------------------------------
FORM 4                                  WASHINGTON, D.C. 20549                                                 OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:................
[ ] Check this box if no                                                                              Expires:...................
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
                                                  VINA Technologies, Inc. (VINA)                  Issuer (Check all applicable)
 West              W.             Michael      ----------------------------------------------    X  Director         10% Owner
---------------------------------------------  3. IRS or Social Security  4. Statement for      ----              ---
  (Last)          (First)          (Middle)       Number of Reporting        Month/Year             Officer (give    Other (specify
                                                  Person (Voluntary)         August 2000        ----        title ---       below)
 39745 Eureka Drive                                                       ------------------                below)
---------------------------------------------                             5. If Amendment,
                 (Street)                      --------------------------    Date of Original       --------------------------------
                                                                             (Month/Year)
Newark               CA              94560                                                          --------------------------------
---------------------------------------------                             ------------------ 7. Individual or Joint/Group Filing
  (City)           (State)           (Zip)                                                      (Check Applicable Box)
                                                                                                  X   Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5. Amount of Se-    6. Owner-     7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)          curities Benefi-    ship          of In-
                                   Date        Code         (Instr. 3, 4 and 5)         cially Owned at     Form:         direct
                                               (Instr. 8)                               End of Month        Direct        Benefi-
                                  (Month/                                               (Instr. 3 and 4)    (D) or        cial
                                   Day/   ---------------------------------------                           Indirect      Owner-
                                   Year)  Code    V      Amount   (A) or    Price                           (I)           ship
                                                                  (D)                                       (Instr. 4)    (Instr. 4)
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Common Stock                      8/15/00   C          80,000(1)   A         1-for-1          880,000           D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the Form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                              (Over)
                                                                                                                     SEC 1474 (7-96)
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date      Expira-          Amount or
                                                    -------------------------- Exer-     tion     Title   Number of
                                                    Code  V     (A)     (D)    cisable   Date             Shares
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Series E Convertible      1-for-1         8/10/00   C                   80,000 Immediate          Common   80,000(1)
Preferred Stock                                                                                   Stock
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security                    Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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      D                       D
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Explanation of Responses:

(1) Automatic conversion of Series E Preferred Stock upon initial public offering.

**Intentional misstatements or omissions of facts constitute Federal Criminal
Violations.                                                                                  /s/ Michael West                9-11-00
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date



Note: File three copies of this Form, one of which must be manually signed.                                                  Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                           SEC 1474 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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